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                                                                  EXHIBIT 5.2


                    [LETTERHEAD OF RICHARDS LAYTON & FINGER]


                                                  June __, 1997

RBI Capital Trust I
c/o Republic Bancshares, Inc.
111 Second Avenue, N.E., Suite 300
St. Petersburg, Florida 33701

                             Re: RBI Capital Trust I

Ladies and Gentlemen:

         We have acted as special counsel for RBI Capital Trust I, a Delaware business trust (the "Trust") in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

         For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

         (a) The Certificate of Trust of the Trust, dated as of May 29, 1997 (the "Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on May 29, 1997;

         (b) The Trust Agreement of the Trust, dated as of May 29, 1997, among Republic Bancshares, Inc., a Florida corporation (the "Company") and the trustees of the Trust named therein;

         (c) The Registration Statement on Form S-2 (the "Registration Statement"), including a prospectus (the "Prospectus") relating to the __% Cumulative Trust Preferred Securities of the Trust representing undivided beneficial interests in the Trust (each, a "Preferred Security" and collectively, the "Preferred Securities"), filed by the Company and the Trust as set forth therein with the Securities and Exchange Commission on May 30, 1997;

         (d) A form of Amended and Restated Trust Agreement of the Trust, to be entered into among the Company, the trustees of the Trust named therein, and the holders, from time to time, of undivided beneficial interests in the Trust (the "Trust Agreement"), attached as an exhibit to the Registration Statement; and




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RBI Capital Trust I
June __, 1997
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         (e) A Certificate Good Standing for the Trust, dated June __ 1997, obtained from the Secretary of State.

         Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement. For purposes of this opinion, we have not reviewed any documents other than the documents listed above, and we have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

         With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies of forms and (iii) the genuineness of all signatures.

         For purpose of this opinion, we have assumed (i) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due creation or due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of nature persons who ore parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Preferred Security is to be issued by the Trust (collectively, the "Preferred Security Holders") of a Preferred Security Certificate for such Preferred Security and the payment for the Preferred Security acquired by it, in accordance with the Trust Agreement and the Prospectus and (vii) that the Preferred Securities are issued and sold to the Preferred Security Holders in accordance with the Trust Agreement and the Prospectus. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

         This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware) as we have considered necessary or